FOR:	Education Management LLC COMPANY CONTACTS: James Sober, CFA Vice President, Finance (412) 995-7684

Education Management LLC Reports Fiscal 2008 First Quarter Results

Pittsburgh, PA, November 7, 2007 -- Education Management LLC, one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended September 30, 2007. Net revenues rose 24.4% to $361.3 million from the first quarter of fiscal 2007 with enrollment for the Fall quarter of approximately 96,000 students, up 19.5% from the same period in the prior year.

Todd S. Nelson, President and Chief Executive Officer of Education Management, commented, “We are pleased with the strong start to this fiscal year as evidenced by our Fall enrollment of nearly 96,000 students. The strong demand seen across each of our education systems was the direct result of the quality of our education programs as well as the dedication of our faculty and staff.”

Financial Highlights

•
Net revenues for the three months ended September 30, 2007 increased 24.4% to $361.3 million, compared to $290.5 million for the same period a year ago. This increase was impacted by a 19.6% increase in total student enrollment and an approximate 6% increase in tuition rates.

•
For the first quarter of fiscal 2008, our net loss decreased from $9.7 million in the prior year period to a net loss of $5.8 million. EBITDA increased 18.7% to $59.6 million from $50.2 million for the same period a year ago primarily due to increased net revenues.

•
At September 30, 2007, cash and cash equivalents were $308.4 million as compared to $250.7 million at June 30, 2007. There were no outstanding borrowings on the revolving credit facility at September 30, 2007.

•
Cash flow from operations for the three month period ended September 30, 2007 was $186.4 million compared to $128.5 million in the prior year period. Increased operating cash flows as compared to the prior year period were primarily due to the receipt of advanced payments from the timing of start dates during the current quarter.

•	On a cash-basis, capital expenditures were $34.1 million, or 9.4% of net revenues, for the three months ended September 30, 2007 compared to $22.2 million, or 7.6% of net revenues, in the prior year.

The presentation of EBITDA and Adjusted EBITDA does not comply with U.S. generally accepted accounting principles (GAAP). For an explanation of EBITDA and Adjusted EBITDA (used for covenant compliance) and a reconciliation to GAAP, see the Non-GAAP Financial Measures disclosures in the financial tables section below.

Student Enrollment

At the start of the Fall academic quarter in October 2008, total enrollment at our schools was approximately 96,000 students, a 19.5% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 18.2% to approximately 95,000 students. Students enrolled in fully online programs increased 103.4% to over 13,100 students.

	2007	2006	Percentage
	Fall	Fall	Change
Total enrollment	96,000	80,300	19.5%
Same-school enrollment (owned for 1 year or more)	95,000	80,300	18.2%

Students enrolled in fully online programs	13,100	6,400	103.4%

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students at our schools enrolling in online programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2008 first quarter on Thursday, November 8, 2007 at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2053 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

About Education Management

Education Management (www.edmc.com), with over 96,000 students as of Fall 2007, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue. Education Management has 80 primary locations in 26 states and two Canadian provinces. Education Management’s educational institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. Education Management has provided career-oriented education for over 40 years.

Cautionary Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

— Tables to Follow —

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - FISCAL FIRST QUARTER
(Dollars in millions) (Unaudited)

	For the three months ended
	September 30,
	2007	2006
Net revenues	$361.3	$290.5

Costs and expenses:
Educational services	228.2	184.6
General and administrative	96.1	72.7
Amortization of intangible assets	5.7	5.1
Total cost and expenses	330.0	262.4

Income before interest and income taxes	31.3	28.1
Net interest expense	40.7	44.0

Loss before income tax benefit	(9.4)	(15.9)
Income tax benefit	(3.6)	(6.2)

Net loss	($ 5.8)	($ 9.7)

Note: Certain prior year amounts have been reclassified to conform to the current year’s presentation

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED CASH FLOW DATA - FISCAL FIRST QUARTER
(Dollars in millions) (Unaudited)

	For the three months ended
	September 30,
	2007	2006
Net cash flows provided by operations	$186.4	$128.5
Depreciation and amortization (1)	28.3	22.1
Capital expenditures (2)	(34.1)	(22.2)

(1) Includes non-cash charges related to fixed asset impairments and write-offs
(2) Represents cash paid for property and equipment, leasehold improvements and online curriculum development

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA - FISCAL FIRST QUARTER
(Dollars in millions) (Unaudited)

	As of September 30,
	2007	2006
Cash and cash equivalents	$308.4	$206.0
Current assets	460.2	339.2
Total assets	4,035.2	3,873.5
Current liabilities	504.0	385.1
Long-term debt (including current portion)	1,936.8	1,946.8
Members’ equity	1,293.1	1,262.9

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures

EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense (income), taxes, depreciation and amortization. Management compensates for the limitations of non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

	For the three months ended
	September 30,
	2007	2006
Net loss	$(5.8)	$(9.7)

Net interest expense	40.7	44.0
Income tax benefit	(3.6)	(6.2)
Depreciation and amortization (1)	28.3	22.1
EBITDA	$59.6	$50.2

(1) Includes non-cash charges related to fixed asset impairments and write-offs

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to Adjusted EBITDA for Covenant Compliance
(Dollars in millions) (Unaudited)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing the notes and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

For the twelve
months ended
September 30,
2007
Net income	$36.1

Interest expense, net	165.8
Provision for income taxes	29.6
Depreciation and amortization (1)	96.8

EBITDA	328.3

Reversal of impact of unfavorable leases (2)	(1.6)
Transaction and advisory expense (3)	5.4
Severance and relocation	4.3
Other	0.5

Adjusted EBITDA - Covenant Compliance	$336.9

(1)	Depreciation and amortization includes non-cash charges related to fixed asset impairments and write-offs.
(2)
Represents non-cash reduction to rent expense due to the amortization on $7.3 million of unfavorable lease liabilities resulting from fair value adjustments required under SFAS No. 141 as part of the Transaction.

(3)
Represents $5.0 million of advisory fees incurred under a management advisory agreement with affiliates of certain of our shareholders along with related reimbursement of expenses and legal and professional fees incurred in connection with the sale of Education Management Corporation as of June 1, 2006.